Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-4 of (1) our report dated March 19, 2008 (September 19, 2008 as to Note 24, insomuch as it relates to the change in the composition of reportable segments) related to the 2007 financial statements and the retrospective adjustments to the 2005 and 2006 financial statement disclosures of ArcelorMittal (successor entity of Mittal Steel Company N.V.) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the composition of reportable segments) as of and for the year ended December 31, 2007 appearing in the Report of Foreign Private Issuer on Form 6-K of ArcelorMittal dated on or about September 19, 2008, (2) our report dated March 19, 2008 relating to the effectiveness of ArcelorMittal’s internal control over financial reporting appearing in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2007, and (3) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte S.A.

Luxembourg, Grand-Duchy of Luxembourg
September 19, 2008